Exhibit 99.1

NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES INCREASED FIRST QUARTER EARNINGS

Aiken, South Carolina (May 3, 2021) - Security Federal Corporation (“Company”) (OTCBB: SFDL), the holding company for Security Federal Bank (“Bank”), today announced earnings results for the quarter ended March 31, 2021.  Net income increased to $3.2 million or $0.98 per common share (basic) for the quarter ended March 31, 2021 compared to $1.1 million or $0.34 per common share (basic) for the first quarter of 2020.  The $2.1 million increase in net income was primarily the result of decreases in interest expense and loan loss provision expense during the first quarter of 2021.

First Quarter Financial Highlights
•	Total interest income was $9.1 million for the first quarters of both 2021 and 2020, while interest expense decreased $1.1 million or 51.5% to $1.1 million for the quarter ended March 31, 2021
•	Non-interest income and expense remained flat at $2.8 million and $7.6 million, respectively, for the quarters ended March 31, 2021 and 2020
•	Average interest earning assets grew $167 million to $1.1 billion at March 31, 2021 compared to $926 million at March 31, 2020
•	Average interest bearing liabilities increased $60.1 million to $868.9 million at March 31, 2021 from $808.8 million at March 31, 2020
	Quarter Ended
(Dollars in Thousands, except for Earnings per Share)	3/31/2021	3/31/2020
Total interest income	$ 9,097	$ 9,095
Total interest expense	1,077	2,219
Net interest income	8,020	6,876
Provision for loan losses	(870)	700
Net interest income after provision for loan losses	8,890	6,176
Non-interest income	2,774	2,796
Non-interest expense	7,610	7,644
Income before income taxes	4,054	1,328
Provision for income taxes	875	264
Net income	$ 3,179	$ 1,064
Earnings per common share (basic)	$ 0.98	$ 0.34

Credit Quality Highlights

We had a negative provision for loan losses of $870,000 for the first quarter of 2021, compared to provision expense of $700,000 for the first quarter of 2020.  The negative provision for the first quarter of 2021 resulted from a reduction in qualitative adjustment factors related to improvement in the economic and business conditions at both the national and regional levels as of March 31, 2021.

Other credit quality highlights are included in the tables below.

Quarter Ended
Dollars in thousands	3/31/2021	3/31/2020
Provision for loan losses	$ (870)	$ 700
Net charge-offs	$ 26	$ 54

At Period End (dollars in thousands):	3/31/2021	12/31/2020	3/31/2020
Non-performing assets	$ 3,861	$ 3,624	$ 4,443
Non-performing assets to gross loans	0.75%	0.75%	0.96%
Allowance for loan losses	$ 11,967	$ 12,843	$ 9,872
Allowance to gross loans	2.33%	2.64%	2.13%

Balance Sheet Highlights and Capital Management

•	Total assets increased $7.7 million during the first quarter of 2021 and $149.6 million since the first quarter of 2020 to $1.2 billion at March 31, 2021
•
Net loans receivable increased $29.6 million during the first quarter of 2021 and $48.8 million since the first quarter of 2020 to $508.8 million at March 31, 2021, primarily due to originations of Paycheck Protection Program (“PPP”) loans

•
Investment and mortgage-backed securities decreased $21.5 million, or 3.5%, during the first quarter to $586.1 million at March 31, 2021, primarily due to principal pay downs received and maturities of investment and mortgage-backed securities

•
Total deposits increased $51.7 million to $969.8 million at March 31, 2021 from $918.1 million at December 31, 2020, primarily due to PPP funds deposited and an increase in commercial checking accounts

Dollars in thousands (except per share amounts)	3/31/2021	12/31/2020	3/31/2020
Total assets	$ 1,179,421	$ 1,171,710	$ 1,029,774
Cash and cash equivalents	19,105	18,506	15,462
Total loans receivable, net *	508,789	479,167	459,967
Investment and mortgage-backed securities	586,073	607,579	487,611
Deposits	969,802	918,096	776,000
Borrowings	90,652	131,972	147,830
Shareholders' equity	109,261	111,906	96,262
Book value per share	$ 33.59	$ 34.40	$ 29.59
Total risk based capital to risk weighted assets (1)	19.67%	19.89%	17.33%
CET1 capital to risk weighted assets (1)	18.42%	18.63%	16.08%
Tier 1 leverage capital ratio (1)	9.80%	9.76%	10.30%
* Includes PPP loans of $60.2 million and $47.1 million at 3/31/2021 and 12/31/2020, respectively.
(1)- Ratio is calculated using Bank only information and not consolidated information

Security Federal has 17 full service branches located in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Ridge Spring, Wagener and West Columbia, South Carolina and Augusta and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc. The Bank’s newest branch, located in Augusta, Georgia, is under construction but scheduled to open later this year. It will be a full-service branch offering depository banking as well as commercial and consumer lending.

For additional information contact Darrell Rains, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; interest rate fluctuations; economic conditions in the Company’s primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, and changes related to the Basel III requirements, the impact of the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, including the interpretation of regulatory capital or other rules; the ability to attract and retain deposits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2020.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company undertakes no responsibility to update or revise any forward-looking statement.